EXHIBIT 5

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

File No: 22948.000001

August 13, 2007

Board of Directors

Chesapeake Corporation

James Center II

1021 East Cary Street, Box 2350

Richmond, Virginia 23219

Chesapeake Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 13, 2007, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 100,000 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), issuable by the Company pursuant to the Chesapeake Corporation 401(k) Savings Plan (the “Plan”), as referenced in the Registration Statement. Each Share shall be accompanied by one preferred share purchase right (the “Rights”) issued pursuant to the Rights Agreement, dated as of February 21, 2001, between the Company and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as rights agent (the “Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of the Plan, the Rights Agreement, the Registration Statement and such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary for purposes of the opinion expressed below.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.	The Shares have been duly authorized and, when such Shares have been issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

3.	The Rights have been duly authorized and, when issued in tandem with the Shares in accordance with the Plan and the Rights Agreement, will be validly issued.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Hunton & Williams LLP